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Exhibit 99.1

                               NORTH FORK BANCORP
275 Broadhollow Road, Melville,  NY  11747   (631) 844-1258   FAX (631) 844-1471


FOR IMMEDIATE RELEASE
                                              Contact: Daniel M. Healy
                                                       Executive Vice President
                                                       Chief Financial Officer
                                                       (631) 844-1258

                        NORTH FORK BANCORPORATION SELLS
                       $500 MILLION OF SUBORDINATED NOTES


Melville, N.Y. - August 1, 2002 - North Fork Bancorporation, Inc. (NYSE: NFB) announced today that it has agreed to sell $350 million aggregate principal amount of 5.875% subordinated notes and $150 million aggregate principal amount of 5% Fixed Rate/Floating Rate subordinated notes in a private offering to qualified institutional buyers under Rule 144A of the Securities Act of 1933. Both note issues qualify as Tier II capital under Federal Reserve Board guidelines.

     Both series of notes mature in 2012. The 5.875% subordinated notes will bear interest at a fixed rate through maturity and will not be redeemable prior to maturity. The fixed rate/floating rate notes bear interest at a fixed rate of 5% per annum for the first five years, and convert to a floating rate thereafter until maturity based on the US dollar three-month LIBOR plus 1.87%. Beginning in the sixth year North Fork has the right to redeem the fixed rate/floating rate notes at par plus accrued interest.

     The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     North Fork, with total assets of approximately $19 billion, operates 168 branch locations throughout the New York Metropolitan area and Connecticut.



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